Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lincoln National Corporation for the registration of its common stock pertaining to the LNL Agents' 401(k) Savings Plan and to the incorporation by reference therein of our report dated June 29, 2018, with respect to the financial statements of the LNL Agents' 401(k) Savings Plan included in its Annual Report (Form 11-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Mitchell & Titus, LLP

Philadelphia, PA
November 19, 2018